Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

Dated April 26, 2023

by and among

Eterna Therapeutics Inc.

as Buyer

Exacis Biotherapeutics Inc.

as Seller

the Stockholders Party Hereto

and

solely for purposes of Section 6.01, Factor Bioscience Limited

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1
1.01	Purchase, Assignment and Sale of Purchased Assets	1
1.02	Liabilities Assumed by Buyer	1
1.03	Liabilities Not Assumed by Buyer	1
1.04	Purchase Price; Issuance of Shares at Closing	2
1.05	Lockup of Closing Date Shares	3

ARTICLE II CLOSING MATTERS		3
2.01	Closing	3
2.02	Deliveries by Seller	3
2.03	Deliveries by Buyer	4
2.04	Transfer of Purchased Assets	4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS		4
3.01	Organization	4
3.02	Power and Authority	4
3.03	No Conflicts	5
3.04	Governmental Approvals	5
3.05	Corporate Matters; Indebtedness	5
3.06	Purchased Assets; Title	5
3.07	Compliance with Laws; Illegal Payments; Litigation	5
3.08	Intellectual Property	6
3.09	No Brokers	7
3.10	Securities Law Matters	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		8
4.01	Organization	8
4.02	Power and Authority; Issuance of Consideration Shares	8
4.03	No Conflicts	8
4.04	Governmental Approvals	9
4.05	No Brokers	9

ARTICLE V INDEMNIFICATION		9
5.01	Indemnification by Seller and the Stockholders	9
5.02	Survival of Representations and Warranties	10
5.03	Limitations on Seller’s and the Stockholders’ Indemnification	10
5.04	Indemnification by Buyer	10
5.05	Knowledge and Investigation	10
5.06	Indemnification Procedures	11
5.07	Exclusive Remedies	11
5.08	Right of Setoff	12

ARTICLE VI GENERAL		12
6.01	Consent to Assignment	12
6.02	Restrictive Covenants	12
6.03	Investigation and Reliance	14

i

6.04	Public Announcements	15
6.05	Governing Law, Jurisdiction; Waiver of Jury Trial	15
6.06	Entire Agreement	16
6.07	Further Assurances	16
6.08	Severability	16
6.09	Amendment; Waiver	16
6.10	Successors and Assigns; No Third-Party Beneficiaries	16
6.11	Survival	16
6.12	Interpretation; Rules of Construction	17
6.13	Notices	17
6.14	Fees and Expenses	18
6.15	Schedules; Listed Documents	18
6.16	Counterparts	18

ARTICLE VII DEFINITIONS		19
7.01	Definitions	19
7.02	Other Defined Terms	23
7.03	Incorporation of Certain Terms From Purchased License	23

EXHIBITS

Exhibit A	Pro Rata Shares
Exhibit B	Permitted Holders
Exhibit C	Exacis Convertible Notes

SCHEDULES

Schedule 3.03	No Conflicts
Schedule 3.08(a)(i)	Copy of Purchased License
Schedule 3.08(a)(ii)	Owned Intellectual Property; Licensed Intellectual Property
Schedule 3.08(a)(iii)	Third-Party Interests in Purchased Assets
Schedule 3.08(c)	Licensed Products
Schedule 3.08(d)	Licensee Edits and Licensee Targets

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 26, 2023, is entered into by and among Eterna Therapeutics Inc., a Delaware corporation (“Buyer”), Exacis Biotherapeutics Inc., a Delaware corporation (“Seller”), the stockholders named on signature pages hereto (together, the “Stockholders” and each individually, a “Stockholder”), and, solely for purposes of Section 6.01, Factor Bioscience Limited, a company organized and existing under the laws of Ireland (“Factor”).

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to that certain Exclusive License Agreement, dated as of November 4, 2020, by and between Factor and Seller (the “Purchased License”), together with the other Purchased Assets; and

WHEREAS, the Stockholders collectively own, beneficially or of record, 100% of the issued and outstanding capital stock of Seller and will materially benefit from the consummation of the Contemplated Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.01       Purchase, Assignment and Sale of Purchased Assets.  On the date hereof, Seller hereby sells, assigns, transfers and conveys to Buyer and Buyer hereby purchases from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to (i) the Purchased License and (ii) all Independent Inventions and other Intellectual Property owned by Seller (except for the Retained Intellectual Property), in each case of the immediately preceding clauses (i) and (ii), free and clear of all Liens (collectively, the “Purchased Assets”).

1.02      Liabilities Assumed by Buyer.  At Closing, Buyer shall assume from Seller only those Liabilities arising under the Purchased License to the extent accrued following the Closing Date (the “Assumed Liabilities”).

1.03      Liabilities Not Assumed by Buyer.  Notwithstanding anything in this Agreement to the contrary, other than the Assumed Liabilities, Seller shall retain and be responsible for all of Seller’s Liabilities, and neither Buyer nor any Affiliate of Buyer shall assume, or in any way be liable or responsible for any Liabilities of Seller or any Affiliate of Seller (collectively, the “Excluded Liabilities”).  Without limiting the foregoing, the Excluded Liabilities shall include the following Liabilities of Seller or any Affiliate of Seller, whether or not such Liabilities are disclosed in any of the representations and warranties in this Agreement or on any Schedule with respect to such representations and warranties (for the elimination of doubt, such list is not exclusive):

(i)          Purchase Agreement.  All Liabilities arising under, or relating to the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

(ii)         Indebtedness.  All Liabilities for Indebtedness;

(iii)       Excluded Contracts.  All Liabilities arising under all Contracts (other than the Purchased License, to the extent included as Assumed Liabilities);

(iv)        Transaction Expenses.  All Liabilities of any kind or nature for fees and expenses referred to in Section 6.14;

(v)         Taxes.  All Liabilities for amounts due in respect of any Taxes of Seller; and

(vi)        Affiliates.  All Liabilities to any present or former Affiliate or Stockholder of Seller.

1.04        Purchase Price; Issuance of Shares at Closing.  The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall comprise the following:

(a)          69,343 shares of Buyer Common Stock, issuable to Seller on the Closing Date (the “Closing Date Shares”);

(b)        if, at any time during the three-year period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date, the Total Market Capitalization equals or exceeds $100.0 million for at least ten (10) consecutive Trading Days (such ten Trading Day period, a “Measurement Period”), then Buyer shall, on or prior to the fifth (5th) Trading Day immediately following the last day of such Measurement Period, issue to Seller a number of shares of Buyer Common Stock (the “First Contingent Installment Shares”) equal to (x) $2.0 million divided by (y) the quotient of $100.00 million divided by the number of Issued and Outstanding Shares of Buyer Common Stock as of the close of regular-session trading (i.e., ending at 4:00 p.m. Eastern Time) on the last Trading Day of such Measurement Period;

(c)        if, at any time during the three-year period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date, the Total Market Capitalization equals or exceeds $200.0 million during any Measurement Period, then Buyer shall, on or prior to the fifth (5th) Trading Day immediately following the last day of such Measurement Period, issue to Seller a number of additional shares of Buyer Common Stock (the “Second Contingent Installment Shares” and, together with the First Contingent Installment Shares, the “Contingent Shares”, and, together with the Closing Date Shares, the “Consideration Shares”)) equal to (x) $2.0 million divided by (y) the quotient of $200.00 million divided by the number of Issued and Outstanding Shares of Buyer Common Stock as of the close of regular session trading (i.e., ending at 4:00 p.m. Eastern Time) on the last Trading Day of such Measurement Period; and

(d)          During the five-year period commencing on the Closing Date and ending on the five-year anniversary of the Closing Date (the “Five-Year Period”), Buyer shall pay or deliver to Seller 20% of all cash or other consideration (collectively, “License Consideration”) actually received by Buyer during the Five-Year Period from (i) third-party licensees or sublicensees of the intellectual property rights acquired by Buyer from Seller pursuant to this Agreement (including any such rights that, following termination of the Purchased License during the Five-Year Period, transfer to Buyer under the Factor-Eterna License Agreement) that are entered into by Buyer or an Affiliate thereof, or (ii) any Person (other than a subsidiary of Buyer) who (x) acquires from Buyer (pursuant to any sale or assignment) any of the intellectual property rights acquired by Buyer from Seller pursuant to this Agreement (including any such rights that, following termination of the Purchased License during the Five-Year Period, transfer to Buyer under the Factor-Eterna License Agreement) and (y) does not assume Buyer’s obligations under this Section 1.04(d) with respect to the payment of License Consideration to Seller in respect of such acquired intellectual property; provided, that the maximum aggregate amount payable to Seller pursuant to this Section 1.04(d) shall not exceed $45.0 million. Buyer shall provide, on or prior to the 15th day immediately following the end of each fiscal quarter during the Five-Year Period, quarterly reports to Seller detailing all License Consideration (commencing at the end of the first complete fiscal quarter of Buyer immediately following the Closing Date), and shall make all payments required with respect to the License Consideration under this Section 1.04(d) to Seller within thirty (30) days of the end of each such fiscal quarter. If all or a portion of any License Consideration is not payable to Buyer by the applicable licensee in cash, then Buyer shall deliver to Seller the foregoing 20% of such License Consideration in the same form (and combination thereof, as applicable) as received by Buyer, subject to applicable securities and other Laws.

For the elimination of doubt, Buyer’s obligations to issue the First Contingent Installment Shares and the Second Contingent Installment Shares are independent of one another, and the Measurement Periods with respect to such obligations may overlap one another or run concurrently; provided, that Buyer shall not be obligated to issue either the First Contingent Installment Shares or the Second Contingent Installment Shares on more than one occasion.  Additionally:  (A) in the event of a Change of Control prior to the issuance of any Contingent Shares, in which Buyer is acquired at an equity valuation that equals or exceeds (x) $100.0 million, then Buyer shall at the closing of such acquisition make, or cause to be made, a cash payment to Seller in an amount equal to $2,000,000 or (y) $200.0 million, then Buyer shall at the closing of such acquisition make, or cause to be made, a cash payment to Seller in an amount equal to $4,000,000; and (B) in the event of a Change of Control subsequent to the issuance of the First Contingent Installment Shares but prior to the issuance of the Second Contingent Installment Shares, in which Buyer is acquired at an equity valuation that equals or exceeds $200.0 million, then Buyer shall at the closing of such acquisition make, or cause to be made, a cash payment to Seller in an amount equal to $2,000,000.

1.05      Lockup of Closing Date Shares.  During the period beginning on the Closing Date and ending at the close of business on the one-year anniversary of the Closing Date, neither Seller nor any Person acting on Seller’s behalf shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Closing Date Shares or (ii) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Closing Date Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Closing Date Shares, in cash or otherwise. Seller acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition (whether by the undersigned or someone other than the undersigned) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Closing Date Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Closing Date Shares, in cash or otherwise.

ARTICLE II
CLOSING MATTERS

2.01      Closing.  Subject to the terms and conditions of this Agreement, the consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Greenberg Traurig, P.A., 333 S.E. 2nd Avenue, Suite 4400, Miami, Florida, 33133 at 10:00 a.m. (local time) (or pursuant to the electronic or other remote exchange of all executed documents and other closing deliverables required by Section 2.02 and Section 2.03) on the date hereof (the “Closing Date”).

2.02       Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered to Buyer:

(a)        such assignments, transfers, consents and other documents and instruments as Buyer may request in order to complete and perfect the Contemplated Transactions, including the transfer of Purchased License;

(b)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (ii) that attached thereto are true and complete copies of one or more written consents executed and delivered by all of the Stockholders, approving the consummation of the transactions contemplated hereby, and that all such consents are in full force and effect and are all of the approvals adopted by the Stockholders in connection with the transactions contemplated hereby, and (iii) the names and signatures of the officers of Seller authorized to execute and deliver this Agreement, all Ancillary Agreements, and all certificates and other instruments required to be executed and delivered by Seller hereunder; and

(c)         copies of the consents of 100% of the holders of the Exacis Convertible Notes, consenting to Seller entering into this agreement and the Ancillary Agreements and consummating the transactions contemplated hereby and thereby.

2.03      Deliveries by Buyer.  Buyer shall deliver, or cause to be delivered to Seller the Closing Date Shares, evidenced by irrevocable instructions to the Company’s transfer agent, instructing such agent to issue the Closing Date Shares in the name of Seller.

2.04       Transfer of Purchased Assets.  After the Closing, Seller and the Stockholders shall execute and deliver from time to time at the request of Buyer all such further instruments as may be required and as Buyer may request in order to vest in Buyer full and complete title to and the right to use the Purchased Assets, free and clear of all Liens.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER AND THE STOCKHOLDERS

Seller and the Stockholders, jointly and severally, represent and warrant to Buyer as follows:

3.01      Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to carry on its business as currently conducted.

3.02     Power and Authority.  Each of Seller and each Stockholder has full power and authority to enter into this Agreement and the other agreements contemplated hereby, including any Ancillary Agreements to which it is a party, and to consummate the Contemplated Transactions.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the Contemplated Transactions have been authorized by the Stockholders and by Seller’s board of directors, and no other authorization on the part of Seller, any Stockholder or any other Person is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Seller of the Contemplated Transactions.  This Agreement and each Ancillary Agreement to which Seller or any Stockholder is a party has been or will be as of the Closing duly executed and delivered by Seller and by, or on behalf of, such Stockholder, as applicable, and each such agreement is, or will be at Closing, a valid and legally binding obligation of Seller or such Stockholder, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.03       No Conflicts.  Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation of the Contemplated Transactions, will (a) constitute or cause a breach, default or violation (i) of the organizational documents of Seller or any Stockholder or (ii) the Purchased License, (b) cause a Lien to attach to the Purchased Assets, (c) except as set forth on Schedule 3.03, result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate the Purchased License, (d) require a consent of any Person to prevent such breach, default, violation, Lien, acceleration, right or termination or (e) conflict with, result in a breach of or violate any Law.  Except as set forth on Schedule 3.03, no approval or consent of any Person is needed in order that (i) the Purchased License continues in full force and effect immediately following the consummation of the Contemplated Transactions and (ii) the Purchased License can be assigned to and assumed by Buyer and remain in full force and effect after such assignment and assumption.

3.04    Governmental Approvals.  No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by Seller or any Stockholder or the consummation of the Contemplated Transactions.

3.05      Corporate Matters; Indebtedness.  Seller delivered to Buyer:  (i) a true, correct and complete copy of the organizational documents of Seller; (ii) a true, correct and complete list of the names of the officers of Seller; and (iii) a true, correct and complete list of all outstanding Equity Interests of Seller, including the holders thereof.  Except for the Exacis Convertible Notes and trade credit (including amounts payable to consultants) incurred in the ordinary course of business, Seller has no Indebtedness.

3.06      Purchased Assets; Title.  Seller has good, marketable and exclusive title to the Purchased Assets, free and clear of all Liens.  Seller is transferring to Buyer or its assignee good and unencumbered marketable title to the Purchased Assets at Closing, free and clear of all Liens.

3.07       Compliance with Laws; Illegal Payments; Litigation.

(a)        Since its inception, Seller has been in compliance, in all material respects, with all Laws.  Seller has not been charged with, received any written notice of or been under investigation with respect to, any alleged material default under, material violation of or material nonconformity with, any Law or any of Seller’s leases, Contracts or policies, or any restriction, condition, covenant or commitment (“Restriction”) relating to or concerning Seller, its business or the Purchased Assets, including all Laws and Restrictions regarding (i) employment and employment practices, unemployment compensation, worker’s compensation, terms and conditions of employment and wages and hours, discrimination in employment, or unfair labor practices, (ii) employee benefit plans, policies, arrangements, commitments or agreements, including the delivery of all notices, reports, descriptions and other communications to participants required by such Laws, or (iii) corrupt practices, anti-bribery, anti-kickback and other similar Laws.

(b)        No Affiliate, employee or other Person acting on behalf of Seller directly or indirectly, has (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services for any illegal purpose or (ii) established or maintained any fund or asset for the benefit of Seller that has not been recorded in the books and records of Seller.

(c)         Seller is not subject to any judicial, governmental or administrative order, judgment or decree (other than those applicable to businesses or industries as a whole).  No litigation of any kind or nature or governmental or administrative investigation or proceeding to which Seller is or may be a party, or by which any of its assets may be bound, is now pending or, to Seller’ Knowledge, threatened, and no claim which has not ripened into litigation or other such proceeding has been made or to Seller’ Knowledge, threatened against Seller within the past five (5) years.

3.08       Intellectual Property.

(a)        Schedule 3.08(a)(i) includes a true, complete and correct copy of the Purchased License, including all schedules, exhibits, amendments, waivers and any notices given or received by Seller with respect thereto. Except as otherwise set forth in Schedule 3.08(a)(ii) and except for the Retained Intellectual Property, Seller does not own any Intellectual Property, including, without limitation, any Independent Invention, and Seller does not have any licenses to use any Intellectual Property owned by any third party other than the Purchased License. Except as set forth in Schedule 3.08(a)(iii), no Stockholder, director, officer, employee or independent contractor of Seller or any other Person has any current or contingent right, title or interest, or any license, sublicense, option, right of first offer, right of first refusal or other right to acquire any right, title or interest, with respect to the Purchased License or any of the other Purchased Assets.

(b)         The Purchased License and, to Seller’s Knowledge, the Intellectual Property licensed to Seller, as well as Seller rights, title and interests with respect to the Intellectual Property listed in Schedule 3.08(a)(ii) are valid and enforceable.  There are no events, circumstances, claims or defenses that would invalidate, impair or preclude enforcement of any of the Intellectual Property owned by Seller or, to Seller’s Knowledge, licensed to Seller, forming part of the Purchased Assets, including misuse, laches, acquiescence, statute of limitations, statutory bars, abandonment or fraud. There have not been any claims or Actions against Seller, or to Seller’s Knowledge, Factor or any of Factor’s Affiliates, and there are no pending or threatened claims or Actions against Seller, or to Seller’s Knowledge, Factor or any of Factors’ Affiliates, in either case contesting the validity, ownership, enforceability, use or right to use or grant licenses to use any of the Intellectual Property licensed under the Purchased License or any of the other Purchased Assets, and to Seller’s Knowledge, there is no reasonable basis for any such claim.

(c)          The Purchased License is in full force and effect and neither Seller nor, to Seller’s Knowledge, Factor, is in breach or violation of any provision thereof. Seller has not provided or received any notice of breach or termination, or of any intention or threat to terminate the Purchased License.  All payments and issuances of stock required to be made and all actions required to be taken by Seller under the Purchased License prior to the Closing have been made and taken. Except as set forth in Schedule 3.08(c), Seller has not undertaken any development or commercialization of any Licensed Products. To Seller’s Knowledge, the Intellectual Property licensed under the Purchased License is sufficient for the use of the Licensed Technology for development and commercialization of Licensed Products in the Field without a requirement to obtain any additional license or other rights from Factor or any other Person with respect to any Intellectual Property.  There have been no claims or Actions by any Person with respect to the Purchased License. There have been no amendments, waivers, releases, assignments, joinders, supplements, addenda with respect to the Purchased License, or any additional agreements entered into by Seller with respect to the Purchased License, nor has Seller published any scientific findings or other reports or publications related to the Licensed Technology.

(d)        Schedule 3.08(d) sets forth a complete and correct list of all Licensee Edits and Licensee Targets that have been selected by Seller pursuant to Section 4.1 of the Purchased License, as well as any replacements with respect thereto that Seller has requested and a complete and correct list of any Licensee Edits or Licensee Targets that remain available for selection pursuant to Section 4.1 of the Purchased License.

(e)         The use or other exploitation of the Purchased Assets by Seller has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property or other rights of any other Person, and, to Seller’s Knowledge, the continued use and other exploitation of the Intellectual Property licensed under the Purchased License in accordance with the terms of the Purchased License and use and exploitation of the other Purchased Assets will not infringe, misappropriate or otherwise violate any Intellectual Property or other rights of any other Person.  Seller has not received any threats or notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any other Person). To Seller’s Knowledge, none of the Intellectual Property forming part of the Purchased Assets is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use or ownership thereof. To Seller’s Knowledge, no Person is infringing any of the Intellectual Property licensed under the Purchased License or any other Intellectual Property forming part of the Purchased Assets.

(f)          Seller has taken all actions necessary to maintain and protect the secrecy, confidentiality and value of the Trade Secrets (if any) forming part of the Purchased Assets.  No such Trade Secrets have been or are authorized by Seller to be disclosed to any Person other than to employees of Seller that need to know same and who have executed and delivered a written agreement obligating them to maintain the confidentiality thereof and not use same other than as necessary for activities in connection with and in furtherance of Seller’s business.  Each current and former employee, consultant and contractor of Seller, and each other Person that has authored, developed or otherwise created any Intellectual Property for or on behalf of Seller, has entered into agreements with Seller pursuant to which he, she or it (i) agrees to maintain the confidentiality of and otherwise protect the Trade Secrets forming part of the Purchased Assets and (ii) assigns to Seller, via a present assignment, all Intellectual Property authored, developed or otherwise created in the course of his, her or its employment or other relationship with Seller, without further consideration or any restrictions or obligations use or ownership of such Intellectual Property whatsoever, and such agreements are valid and enforceable in accordance with their terms.  To Seller’s Knowledge, no Person has breached any such agreement.  Seller has provided to Buyer copies of all such agreements.

3.09      No Brokers.  None of Seller or any Stockholder has Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

3.10       Securities Law Matters.

(a)         The Consideration Shares issuable to Seller in accordance with the terms of this Agreement are being acquired by Seller for Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and such Consideration Shares will not be disposed of by Seller in contravention of the Securities Act or any applicable state securities laws.

(b)         Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Consideration Shares and make an informed investment decision.

(c)          Seller has had an opportunity to ask questions and receive answers concerning Buyer and the Consideration Shares and has had full access to such other information concerning Buyer and the Consideration Shares as Seller has requested or which has been filed by Buyer with the SEC.

(d)          Seller has discussed with and relied upon the advice of its independent legal counsel, tax and financial advisors with regard to the meaning and legal consequences of Seller’s representations and warranties contained herein and the considerations involved in making an investment in the Consideration Shares, and Seller understands that Buyer is relying on Seller’s representations set forth herein in respect of the offer and sale of the Consideration Shares pursuant to the terms of this Agreement.

(e)         Seller acknowledges that the Consideration Shares issuable pursuant to the terms of this Agreement are “restricted securities” as defined in Rule 144 promulgated under the Securities Act, are not registered under the Securities Act or any applicable state securities laws and are being issued by Buyer to Seller in reliance upon exemptions from registration contained in, or promulgated under, the Securities Act.

(f)         Seller understands that the Consideration Shares acquired (or that may be acquired) pursuant to this Agreement have not been registered under the Securities Act or applicable state securities laws and such shares may therefore not be sold, transferred, pledged, or otherwise disposed of unless subsequently so registered or, in the opinion of counsel that registration under the Securities Act or any applicable state securities laws is not required.

(g)      Legends.  It is understood that the certificates (if any) evidencing the Consideration Shares shall contain the legend in substantially the following form (together with any other legend required by applicable Law):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer represents and warrants to Seller as follows:

4.01      Organization.  Buyer is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and to carry on its business as now conducted.

4.02     Power and Authority; Issuance of Consideration Shares.  Buyer has full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Contemplated Transactions.  This Agreement and each Ancillary Agreement to which Buyer is a party has been duly executed and delivered by Buyer, and each such agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Consideration Shares, when issued and delivered to Seller as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and will be issued free and clear of any Lien (other than as arising under applicable securities laws and Liens created by Seller).

4.03       No Conflicts.  Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation of the Contemplated Transactions, will (a) constitute or cause a breach, default or violation of the charter documents or by-laws of Buyer, any Contract, lease, permit, approval or agreement to which Buyer is a party or any other covenant or obligation binding upon Buyer or affecting any of Buyer’s assets or properties, (b) cause a Lien to attach to any of Buyer’s assets or properties, (c) result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any such Contract, lease, permit, approval or agreement to which Buyer is a party, or (d) require a consent of any Person to prevent such breach, default, violation, Lien, acceleration, right or termination.

4.04       Governmental Approvals.  Except for such filings or approvals as shall have been made and obtained on or prior to the Closing Date, no approval of or filing with any Governmental Authority is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by Buyer or the consummation of the Contemplated Transactions by Buyer.

4.05       No Brokers.  Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

ARTICLE V
INDEMNIFICATION

5.01      Indemnification by Seller and the Stockholders.  (i) Seller and (ii) the Stockholders, severally (and not jointly with any other Stockholder) in accordance with each Stockholder’s Pro Rata Share, shall indemnify, defend and hold harmless Buyer, Buyer’s Subsidiaries and other Affiliates and their respective officers, directors, managers, employees, attorneys, agents and stockholders (the “Buyer Indemnified Parties”) from, against and with respect to any claim, Action, Liability, obligation, loss, damage, assessment, judgment, settlement, dues, penalties, interest, fines, Taxes, costs (including costs of investigation, defense and enforcement of this Agreement), expenses, attorneys’ and accountants’ fees, and costs and expenses incurred in investigating, preparing, defending against or prosecuting any Action (individually, a “Loss” and collectively, “Losses”), (and without giving effect to any Tax benefit to the indemnified party), arising out of or in any manner incident, relating or attributable to:

(a)         any breach of, or inaccuracy or incompleteness in, any representation or warranty made by Seller or any Stockholder contained in this Agreement, the Ancillary Agreements or in any certificate, instrument of transfer or other document or agreement executed by Seller or any Stockholder in connection with this Agreement or otherwise made or given in connection with this Agreement;

(b)        any failure by Seller or any Stockholder to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by any of them under this Agreement or under any certificates or other documents or agreements executed by any of them in connection with this Agreement;

(c)         the Excluded Liabilities, including any claim or Action arising out of or in any manner incident, relating or attributable to the Excluded Liabilities; or

(d)       all federal, state, local and foreign Tax liability, including any related penalties, interest charges and fees, of Seller or any Stockholder.

For purposes of clarification, Seller hereby agrees not to dissolve or liquidate prior to the fifth (5th) anniversary of the Closing Date.

5.02       Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall continue in full force and effect after the Closing Date until the eighteen (18) month anniversary of the Closing Date, except that the representations and warranties:  set forth in Section 3.01, Section 3.02, clause (a)(i) of Section 3.03, Section 3.06, Section 3.09, Section 4.01 and Section 4.02 shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations.  Any claims brought under this ARTICLE V with respect to Losses pursuant to Section 5.01(a) or clause (a) of Section 5.04 must be brought by written notice delivered by the Indemnified Party to the Indemnifying Party in accordance with Section 6.13 (Notices) prior to the expiration of the applicable survival period; provided, that any such claim brought prior to the expiration of the applicable survival period shall survive until final resolution of such claim.

5.03       Limitations on Seller’s and the Stockholders’ Indemnification.  Seller and the Stockholders shall have no obligation to indemnify the Buyer Indemnified Parties for any Losses pursuant to Section 5.01(a) until such time as such Losses, in the aggregate, exceed $100,000 (the “Deductible”), at which point Seller and the Stockholders shall be liable for the amount of such Losses in excess of the Deductible (in the case of each Stockholder, in amount equal to such Stockholder’s Pro Rata Share of such excess). The maximum aggregate amount of indemnifiable Losses for which Seller and the Stockholders shall be liable pursuant to Section 5.01(a) shall be equal to 25% of the Purchase Price (the “Indemnity Cap”); provided, that solely for purposes of calculating the Indemnity Cap, the following shall apply: (i) only amounts actually received by Seller pursuant to Section 1.04(d) shall be taken into account; (ii) the value of any Closing Date Shares or Contingent Shares (if any) shall be equal to the lesser of (x) the value of such shares on the applicable date of issuance of such shares by the Company in accordance with Section 1.04 and (y) the value of such shares on the first date on which such shares are eligible to be sold by Seller in accordance with Rule 144 promulgated under the Securities Act and in compliance with the transfer restrictions set forth in Section 1.05; and (iii) solely with respect to the Stockholders (and, for the elimination of doubt, not with respect to Seller), only amounts received by Seller pursuant to Section 1.04 (in the case of Closing Date Shares or Contingent Shares, valued as set forth in the immediately preceding clause (ii)) in excess of $5.0 million shall be taken into account; provided, however, that neither the Deductible nor the Indemnity Cap shall apply to any claim pursuant to Section 5.01(a) with respect to any inaccuracy in, or breach of, any representation or warranty made in Section 3.01, Section 3.02, clause (a)(i) of Section 3.03, Section 3.06 or Section 3.09 or in the case of fraud.  For the avoidance doubt, neither the Deductible nor the Indemnity Cap shall apply to any claims for indemnification pursuant to Sections 5.01(b), 5.01(c) or 5.01(d). Notwithstanding anything contained herein to the contrary, Seller shall not be liable to any Buyer Indemnified Party under this Agreement or any Ancillary Agreement for any punitive damages, except and to the extent such punitive damages are awarded to a third party.

5.04      Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless Seller and the Stockholders, and their respective officers, managers, employees, attorneys and agents (the “Seller Indemnified Parties”) from, against and with respect to any Losses, of any kind or character, arising out of or in any manner incident, relating or attributable to (a) any inaccuracy or incompleteness in any representation or breach of any warranty of Buyer contained in this Agreement or in the Ancillary Agreements or any certificate, instrument of transfer or other document or agreement executed by Buyer pursuant to this Agreement, (b) any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by Buyer under this Agreement or under any certificates or other documents or agreements executed by Buyer pursuant to this Agreement or (c) the Assumed Liabilities.

5.05      Knowledge and Investigation.  The right of any Buyer Indemnified Party or Seller Indemnified Party to indemnification pursuant to this ARTICLE V will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, performance of or compliance with any covenant or agreement referred to in Sections 5.01 or 5.04 or otherwise.

5.06       Indemnification Procedures.

(a)         Any party making a claim for indemnification under ARTICLE V hereof (the “Indemnified Party”) will notify the party from whom indemnification is claimed (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any Action or claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification.  The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under ARTICLE V, except to the extent that such failure actually materially prejudices the Indemnifying Party.

(b)         With respect to any third-party claim which gives rise or is alleged to give rise to a claim for indemnity under ARTICLE V, except for any claim relating to Taxes or any alleged violation of criminal Law, the Indemnifying Party, at its option and own expense, will be entitled to assume responsibility for and control the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense.  The Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation, from time to time, with respect to such claim, suit, action or proceeding.

(c)          An Indemnifying Party’s rights under ARTICLE V will be subject to the following additional limitations:  with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne solely by the Indemnified Party; if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all Losses and obligations with respect to such claim with prejudice; and, if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party and its counsel will proceed diligently and in good faith with respect thereto.  If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this ARTICLE V, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and the Indemnified Party will consult with the Indemnifying Party in respect of such defense.

(d)          Any amount owing by any Person pursuant to this ARTICLE V shall be paid, by wire transfer of immediately available funds, within two (2) Business Days after mutual agreement of the parties or a final judicial adjudication of such amount.

5.07        Exclusive Remedies.

(a)         The rights of each Indemnified Party under this ARTICLE V are cumulative, and each Indemnified Party will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE V without regard to the availability of a remedy under any other provision of this ARTICLE V.

(b)         Except with respect to claims arising from fraud or claims for equitable relief, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE V.  Notwithstanding the foregoing, the provisions of this ARTICLE V shall not affect the rights of any party hereto against any third party (including a third party whose claim against a party hereto is the basis of a claim for indemnification) and shall not inure to the benefit of any third party.

5.08      Right of Setoff.  Upon Buyer’s notice to Seller specifying in reasonable detail the basis therefore, Buyer may setoff any amount to which it may be entitled from Seller against the License Consideration.  The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between Buyer or any of its Affiliates and Seller, any Stockholder (if applicable) or any of their respective Affiliates.  Neither the exercise nor failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.  Notwithstanding the foregoing, if the Buyer sets off an amount pursuant to this Section 5.08 and it is later finally mutually determined by the parties or pursuant to Section 6.04 that such setoff amount was in excess of the amount which Seller was required to indemnify Buyer, then Buyer shall pay interest to Seller on such excess amount, for the period commencing on the date on which Buyer set off such amount to, but not including, the date on which Buyer pays such excess amount to Seller, at the Prime Rate, as published by the Wall Street Journal on the date such setoff was made, plus two percent (2%).

ARTICLE VI
GENERAL

6.01      Consent to Assignment.  In accordance with Section 11.2 of the Purchased License, Factor hereby consents to the purchase, sale and assignment of the Purchased License effected hereunder.  Buyer shall, as of the date of this Agreement, assume, and be bound by all obligations of Seller under the Purchased License (provided that, for avoidance of doubt, such assumption of obligations under the Purchased License shall not eliminate Seller’s and the Stockholders’ obligations to Buyer or any other Buyer Indemnified Parties, or Buyer’s or any other Buyer Indemnified Party’s rights and remedies against Seller and the Stockholders, hereunder with respect to any Action, Liability or Losses that are not Assumed Liabilities).  Factor and Buyer agree that in the event the Purchased License is terminated and  the Exclusive License Agreement between Factor and Buyer dated February 20, 2023 (“Factor-Eterna License Agreement”) is still in effect as of the effective date of such termination, notwithstanding anything to the contrary in the Factor-Eterna License Agreement, all rights granted under the Purchased License under the Licensed Technology, the Auxiliary Technologies, and the Auxiliary Technology Patents to Exploit Licensed Products in the Territory in the Field, and rights related thereto (each, as defined in the Purchased License) (“Exacis Granted Rights”) shall revert back to Factor, subject to the terms of the Purchased License, and Buyer shall not have any rights under the Factor-Eterna License Agreement with respect to such Exacis Granted Rights.  Factor acknowledges and agrees that, as of the date of this Agreement:  (i) there are no amounts due and payable to Factor under the Purchased License that have not been satisfied on or prior to the date hereof; (ii) the Purchased License is, and will be following Closing, in full force and effect; and (iii) Seller is not in default under the Purchased License nor has any event occurred which, with the passage of time, would constitute a default under the Purchased License.  Buyer, Seller and Factor agree that, subject to the terms of this Section 6.01, all requirements under Section 11.2 of the Purchased License for the Purchased License to be validly assigned by Seller to Buyer have been satisfied.

6.02       Restrictive Covenants.

(a)        Noncompetition.  Seller and each Stockholder on his or its own behalf, and on behalf of each of his or its Affiliates, covenants that, from the Closing Date through the five (5) year anniversary of the Closing Date, Seller will not, for its own account, jointly with another or for or on behalf of any Person, directly or indirectly, anywhere within the world (the “Territory”):

(i)       engage in the business intended to be conducted by Seller with respect to the Purchased Assets, including the development and commercial exploitation of cell therapy products for the treatment of cancer (the “Business”) or own, manage or control, or become engaged by or serve as a shareholder, stockholder, consultant or representative of, any Person, business or enterprise that competes directly or indirectly with Buyer or any of its Affiliates in the Business (a “Competitive Business”); provided, however, that Seller may passively hold up to one percent (1%) of the outstanding publicly-traded securities of a Person engaged in a Competitive Business for investment purposes only;

(ii)        recruit, induce, solicit or employ, or in any manner attempt to recruit, induce, solicit or employ, any Person that is at such time, or during the previous six-month period was, an employee, independent contractor or consultant of Buyer;

(iii)        solicit any Person that is at such time, or during the previous twelve-month period was, (A) a customer, supplier or business associate of either Buyer or (B) a Person from whom Seller solicited business or with whom Seller discussed a potential business relationship, in each case, for the purpose of offering or providing services or products which are related to the Business or competitive with services or products provided by the Buyer;

(iv)       cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any Contract of any kind applicable to the Business or the Buyer or from which it or they benefit;

(v)       seek to interfere with or adversely affect the ongoing relationships between the Buyer, on the one hand, and its suppliers, customers and professional and business contacts, on the other hand; or

(vi)      make any negative, derogatory or disparaging statements or communications regarding the Business, Buyer or its Affiliates or employees.

(b)          Acknowledgement.  Each of Seller and each Stockholder acknowledges that Buyer conducts, is capable of conducting and plans to conduct, the Business throughout the Territory; and that they each are intimately familiar with Seller’s and the Business’ Trade Secrets, Confidential Information and employee, customer and supplier relationships.  Accordingly, each of Seller and each Stockholder agrees that the Territory, time limitation and scope of restrictions set forth in this Section 6.02 are reasonable and necessary to protect the legitimate business interests of Buyer and to protect the benefit of Buyer’s bargain and the goodwill of the Business.  Each of Seller and each Stockholder agrees that any reduction to the Territory, time limitation or scope of restrictions set forth herein would seriously undermine the efficacy of this Section 6.02 and the protections that it is intended to provide.  Each of Seller and each Stockholder acknowledges and agrees that the covenants contained in this Section 6.02 are essential elements of this Agreement and that but for these covenants (and each of Seller’s and each Stockholder’s agreement that such covenants will be governed and enforced in accordance with the provisions of Section 6.05), Buyer would not have agreed to enter into this Agreement and consummate the Contemplated Transactions.  Each of Seller and each Stockholder further expressly agrees and acknowledges that: (i) the nonsolicitation and non-competition covenants contained in this Agreement (A) are reasonable and necessary for the protection of Buyer with respect to the covenants’ respective stated purposes, time, scope and geographic area, and are supported by adequate consideration, (B) are necessary for the protection of Buyer’s legitimate business interests, including the Trade Secrets, goodwill and relationships with customers and suppliers purchased by Buyer pursuant to this Agreement and (C) are not unduly restrictive of any rights of any of Seller or any Stockholder, (ii) each of Seller and each Stockholder has sufficient employment or business alternatives and sufficient assets, taking into account the Purchase Price and other consideration received and to be received, directly or indirectly, by such parties, such that such parties do not have to compete with Buyer or the Business or impermissibly disclose or use the Business’ confidential information in order to earn a living and (iii) in entering into and negotiating this Agreement and the terms hereof, there has been no disparity in bargaining power between the parties, and Seller and the Stockholders have been represented by counsel and fully understand the terms hereof.  The existence of any claim or cause of action against Buyer or its Affiliates by Seller, any Stockholder or any of his or its Affiliates, whether predicated on Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in this Section 6.02.

(c)       Injunction.  Seller and the Stockholders agree that a violation of the terms, provisions, obligations, duties and conditions described in this Agreement will cause irreparable damage to Buyer for which money damages or other legal remedies would not be an adequate remedy.  Accordingly, Seller and the Stockholders acknowledge and agree that, in the event of any breach or threatened breach by Seller or any Stockholder of any of his or its covenants or obligations set forth in this Section 6.02, Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent or restrain breaches or threatened breaches of this Section 6.02, and to specifically enforce the terms and provisions of this Section 6.02 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Section 6.02.  Seller and the Stockholders further agree that (x) by seeking the remedies provided for in this Section 6.02(c), Buyer shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) or applicable Law and (y) nothing set forth in this Section 6.02(c) shall require Buyer to institute any Action for (or limit Buyer’s right to institute any Action for) specific performance under this Section 6.02(c) prior or as a condition to exercising any other rights under this Agreement or otherwise, nor shall the commencement of any Action pursuant to this Section 6.02(c) or anything set forth in this Section 6.02(c) restrict or limit Buyer’s right to pursue any other remedies under this Agreement or otherwise that may be available to Buyer thereafter.

(d)         Severability.  If any covenant or restriction contained in this Section 6.02, or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not affect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid or unenforceable portions, and any court having jurisdiction shall enforce such invalid or unenforceable covenant or restriction to the maximum extent possible under applicable Law, including the maximum permissible time, scope and geographic area for such covenant or restriction.

6.03     Investigation and Reliance.  Each of Seller and each Stockholder, on one hand, and Buyer, on the other, is a sophisticated seller or purchaser, as the case may be, and has made its own independent investigation, review and analysis regarding the other parties, including any publicly available information regarding such parties (if any), and the Contemplated Transactions, which investigation, review and analysis were conducted by such party together with its advisors, including legal counsel, that it has engaged for such purpose. No party or any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning such party made available in connection with any investigation of such party, except as expressly set forth in this Agreement. No party has relied and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party, or any of such other party’s Affiliates or Representatives, except as expressly set forth in Article III, Article IV or any certificates executed and delivered in connection with the consummation of the Contemplated Transactions. No party or any of its Affiliates or Representatives shall have or be subject to any liability to any other party or any other Person resulting from the distribution to any other party, or such other party’s use of, any information, documents or materials made available to such party in connection with the negotiation, execution or delivery of this Agreement. No party or any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving such party or any other Person. Each party acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).

6.04      Public Announcements.  From and after the Closing, none of Seller, any Affiliate of Seller or any Stockholder, on the one hand, nor Buyer or any Affiliate of Buyer, on the other hand, shall, directly or indirectly, issue any press release or public announcement concerning this Agreement or the Contemplated Transactions hereby without obtaining the prior written approval of the other parties hereto, which approval may be withheld by any party hereto in its sole discretion; provided that, without the consent of Seller or any Stockholder, Buyer may make any public disclosure that is required under applicable Law, including the Securities Act and the Exchange Act, or under the rules of any securities exchange on which Buyer’s securities are then listed, quoted or admitted for trading.

6.05       Governing Law, Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)          Jurisdiction; Service of Process.

(i)          Jurisdiction.  Each party, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware Court of Chancery or the United States District Courts located in Wilmington, Delaware or any other court in the United States having jurisdiction as a result of being in the situs where the alleged Action arose, for the purpose of any Action between or among the parties (or any of them) arising in whole or in part under or in connection with this Agreement, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(ii)          Service of Process.  Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by the Laws of the State of Delaware, (b) agrees that service of process made in accordance with clause (a) will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) does not constitute good and valid service of process.

(c)          Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

6.06     Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties, covenants or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein.

6.07       Further Assurances.  Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Ancillary Agreements.

6.08       Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the fullest extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

6.09       Amendment; Waiver.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, Seller and the Stockholders, or in the case of a waiver, by the party or parties against whom the waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

6.10       Successors and Assigns; No Third-Party Beneficiaries.  All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives.  The rights and obligations provided by this Agreement shall not be assignable by any party; provided, that Buyer may assign its rights and obligations under this Agreement (without discharge of its obligations hereunder) to a Subsidiary or Affiliate (in each case, provided that Buyer shall remain liable for any and all payment obligations under Section 1.04) or a successor to its business (in which case such successor has assumed all of Buyer’s liabilities hereunder).  Except as expressly provided herein, nothing herein is intended to confer upon any Person, other than the parties and their respective successors and permitted assigns, any legal or equitable rights or remedies under or by reason of this Agreement.

6.11        Survival.  The covenants and agreements and, subject to Section 5.02, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.

6.12        Interpretation; Rules of Construction.

(a)         The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, in each case as amended or otherwise modified from time to time, unless the context requires otherwise.  The term “including” shall mean “including without limitation”.  The word “or” shall not be exclusive.  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.  Each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified.  Words in the singular or plural form include the plural and singular form, respectively.  References to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.  All pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require.  The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement.  All references herein to “$” are to United States dollars.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied.  All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.  The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

(b)         Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.13       Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)          by hand (in which case, it will be effective upon delivery);

(b)         if sent by e-mail (in which case, it will be effective when sent, provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or

(c)          by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or email address) listed below:

(d)          If to Buyer to

Eterna Therapeutics Inc.
1035 Cambridge Street
Suite 18A
Cambridge, MA 02141
Attn:      Sandra Gurrola, Vice President, Finance
Email:    sandra.gurrola@eternatx.com

with a copy (which shall not constitute notice) to

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Suite 4400
Miami, FL 33131
Attn:      Drew M. Altman, Esq.
Telephone:  (305) 579-0589
Email:   altmand@gtlaw.com

(e)          If to Seller:

Exacis Biotherapeutics Inc.
1035 Cambridge Street
Suite 17B
Cambridge, MA 02141
Attn:      Gregory Fiore, M.D.
Email:   greg.fiore@exacis.com

with a copy (which shall not constitute notice) to

Ice Miller LLP
250 West Street
Suite 700
Columbus, OH 43215
Attn:  Edward J. Braum
Email:    edward.braum@icemiller.com

or to such other address or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

6.14       Fees and Expenses.  Each party to this Agreement shall be responsible for, and will pay, all of its own fees and expenses, including those for its own legal counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the Ancillary Agreements.

6.15       Schedules; Listed Documents.  Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule; provided, that the information and disclosures contained in any section of Seller’s Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of Seller’s Disclosure Schedule as though fully set forth in such section for which applicability of such information and disclosure is reasonably apparent on its face.

6.16       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each party hereto.  Facsimile, other electronically scanned and transmitted signatures, including by email attachment, and electronic signatures, including by DocuSign, shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

ARTICLE VII
DEFINITIONS

7.01      Definitions.  As used herein, the following terms will have the following meanings:

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least 10% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, and (d) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (c)) thereof will, directly or indirectly, beneficially own at least 10% of any class of Equity Interests at such time.

“Ancillary Agreements” means each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller or any Stockholder, as applicable, in connection with the consummation of the Contemplated Transactions.

“Business Day” means any weekday other than a weekday on which banks in Cambridge, Massachusetts are authorized or required to be closed.

“Buyer Common Stock” means the common stock, par value $0.005 per share, of Buyer.

“Change of Control” means, with respect to Buyer, the consummation of a transaction (or a series of related transactions) that results in (i) the liquidation or dissolution of Buyer, (ii) the sale of all or substantially all assets of Buyer or (iii) any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder, becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Company issued and outstanding voting equity securities; provided that the consummation of any such transaction resulting in such person owning more than 50% of the total voting power of the issued and outstanding voting equity securities shall not be considered a Change of Control if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following such transaction, the direct or indirect holders of the voting securities of the holding company are substantially the same as the holders of the issued and outstanding Buyer Common Stock immediately prior to such transaction.

“Contemplated Transactions” means the purchase and sale of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means all agreements, commitments, purchase or sales orders, personal property leases, real property leases, distribution agreements, vendor agreements, agreements in respect of Indebtedness and other instruments of any kind, whether written or oral.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing or (iv) Contracts, commitments and agreements relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“Exacis Convertible Notes” means that certain series of unsecured convertible promissory bridge notes identified on Exhibit C in the aggregate principal amount of $3,000,000.00.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for Liabilities secured by any Lien existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contracts, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for Contracts relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, presently or hereafter existing, whether arising by operation of law, contract, license or otherwise: (i) patents, industrial design registrations, patent applications, patent and industrial design disclosures and inventions (whether or not patentable or reduced to practice), and all improvements thereto, as well as any reissues, continuations, continuations in part, divisionals, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, designs, trade dress, trade names, slogans, logos, internet domain names, social media handles, business names, corporate names, and all other indicia of origin, and registrations and applications for registration thereof, together with all of the goodwill associated with any of the foregoing and all common law rights with respect thereto; (iii) all works of authorship (whether or not copyrightable) and copyrights, compilations, database rights and moral rights, rights of attribution or integrity, and registrations and applications for registration thereof; (iv) Trade Secrets; (v) rights of publicity, privacy or other name and likeness rights; (vi) all other intellectual property and proprietary rights; (vii) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (viii) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Issued and Outstanding Shares” means, with respect to Buyer Common Stock, all such shares actually issued and outstanding on the applicable date of determination, which, for the elimination of doubt, excludes all shares of Buyer Common Stock issuable or potentially issuable upon the exercise, conversion or vesting of all outstanding derivative securities, including options, warrants, restricted stock units, preferred stock and convertible debt, as well as any shares of Buyer Common Stock issuable or potentially issuable under this Agreement or any other Contract.

“Law” means any United States federal, national, foreign, supranational, state, provincial, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such debt, duty or Liability is immediately due and payable, and including all costs and expenses related thereto.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Permitted Holder” means any of those persons identified on Exhibit B.

“Person” means any natural person, corporation, association, partnership, organization, business, limited liability company, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

“Pro Rata Share” means, with respect to each Stockholder, without duplication, such Stockholder’s pro rata share of the Purchase Price, as set forth on Exhibit A.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

“Retained Intellectual Property” means the commercial off-the-shelf software licensed to or otherwise used by Seller.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Disclosure Schedule” means the disclosure schedules attached hereto and delivered by Seller and the Stockholders to Buyer in connection with this Agreement.

“Seller’s Knowledge” means the actual knowledge of the Stockholders, in each case including such knowledge that would be acquired by such persons through their reasonable inquiry.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means any

(i)         federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing;

(ii)        Liability of Seller or any Stockholder for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a Stockholder of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto) for any period ending on or before the Closing Date; and

(iii)       Liability of Seller or any Stockholder for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation (legal, contractual or otherwise) to indemnify or otherwise assume or succeed to the liability of any other Person related to any period ending on or before the Closing Date.

“Tax Return” means all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

“Total Market Capitalization” means the amount equal to (i) the closing price of the Buyer Common Stock as reported on the Trading Market on the applicable date of calculation, multiplied by (ii) the number of Issued and Outstanding Shares of Buyer Common Stock on such date.

“Trade Secrets” means trade secrets and other confidential or proprietary information (including ideas, formulas, patterns, compilations, compositions, know how, processes, techniques, technologies, methods, algorithms, research and development information, specifications, data, pricing and cost information and customer and supplier lists and information) and any other information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trading Market” means any of the following markets or exchanges on which the Buyer Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing); provided, that if the Buyer Common Stock is not listed or quoted on any of the foregoing markets (or any successors thereto), then Trading Market shall mean the OTCQB, OTCQX or The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices).

7.02        Other Defined Terms.  The following capitalized terms have the meanings in the sections indicated below.

Defined Term	Section Reference
Agreement	Preamble
Assumed Liabilities	1.02
Business	6.02(a)(i)
Buyer	Preamble
Buyer Indemnified Parties	5.01
Closing	2.01
Closing Date	2.01
Closing Date Shares	1.04(a)
Competitive Business	6.02(a)(i)
Consideration Shares	1.04(c)
Contingent Shares	1.04(c)
Deductible	5.03
Exacis Granted Rights	6.01
Excluded Liabilities	1.03
Factor	Preamble
Factor-Eterna License Agreement	6.01
First Contingent Installment Shares	1.04(b)
Five-Year Period	1.04(d)
Indemnified Party	5.06(a)
Indemnifying Party	5.06(a)
Indemnity Cap	5.03
License Consideration	1.04(d)
Licensor	Recitals
Loss	5.01
Losses	5.01
Measurement Period	1.04(b)
Purchase Price	1.04
Purchased Assets	1.01
Purchased License	Recitals
Restriction	3.07(a)
Second Continent Installment Shares	1.04(c)
Seller	Preamble
Seller Allocation	1.04
Seller Indemnified Parties	5.04
Stockholder	Preamble
Stockholders	Preamble
Territory	6.02(a)

7.03     Incorporation of Certain Terms From Purchased License.  Capitalized terms used in this Agreement and not defined herein have the respective meanings ascribed thereto in the Purchased License.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date and year first above written.

BUYER:

Eterna Therapeutics Inc.

By:	/s/ Matthew Angel
Name: Matthew Angel
Its: President and Chief Executive Officer

SELLER:

Exacis Biotherapeutics Inc.

By:	/s/ Gregory Fiore
Name: Gregory Fiore, MD
Its: Chief Executive Officer

STOCKHOLDERS:

Factor Bioscience LLC

By:	/s/ Matthew Angel
Name: Matthew Angel, PhD
Its: Chief Executive Officer

/s/ Gregory Fiore
Dr. Gregory Fiore

/s/ James Pan
James Pan

Factor Bioscience Limited
(solely for purposes of Section 6.01)

By:	/s/ Matthew Angel
Name: Matthew Angel, PhD
Its: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]